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                                   EXHIBIT 5



                                                                  April 29, 1996



Alpha Technologies Group, Inc.
330 Barker Cypress Road, Suite 270
Houston, Texas 77094

            Re:       Alpha Technologies Group, Inc.
                      Form S-8 Registration Statement
                      -------------------------------

Dear Sirs:

   We have acted as counsel for Alpha Technologies Group, Inc., a Delaware corporation (the "Company"), in connection with the registration by Alpha Technologies Group, Inc. on a Form S-8 Registration Statement, under the Securities Act of 1933, as amended, of up to 1,000,000 shares of the Company's common stock, $.03 par value per share (the "Common Stock"), issuable upon exercise of stock options granted or to be granted under the Company's 1994 Stock Option Plan (the "Shares"). All terms not expressly defined hereinabove are used with the same meaning as set forth in the Registration Statement.

   We are of the opinion that upon exercise of the options, the Shares will have been duly authorized by all necessary corporate action and that, when certificates therefor have been executed and delivered, such Shares will have been validly issued, fully paid and non-assessable.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus which forms a part of the Registration Statement.

                                 Very truly yours,

                                 GREENBERGER & FORMAN



                             By:/s/Robert W. Forman
                                ------------------------------
                                   Robert W. Forman